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                               HCB BANCSHARES, INC.
                          PROPOSED HOLDING COMPANY FOR
                            HEARTLAND COMMUNITY BANK
                                CAMDEN, ARKANSAS

                          PROPOSED MARKETING MATERIALS

                                    12-23-96

                                     [DRAFT]


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                               Marketing Materials
                              HCB Bancshares, Inc.
                                Camden, Arkansas

                                Table of Contents

I.                Press Releases
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Press Release Examples

II.               Advertisements
                  A.       Explanation
                  B.       Schedule
                  C.       Advertisement Examples

III.              Question and Answer Brochure
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

IV.               IRA Mailing
                  A.       Explanation
                  B.       Quantity
                  C.       IRA Mailing Example

V.                Individual Letters
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Examples

VI.               Counter Cards and Lobby Posters
                  A.       Explanation
                  B.       Quantity

VII.              Proxy Reminder
                  A.       Explanation
                  B.       Example

VIII.             Cover Letters


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                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises the Bank to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

         Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.       Schedule

         1.       OTS Approval of Conversion

         2.       Close of Stock Offering



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                              C. Distribution List

                           National Distribution List



National Thrift News                           Wall Street Journal
212 West 35th Street                           World Financial Center
13th Floor                                     200 Liberty
New York, New York  10001                      New York, NY  10004
Richard Chang

American Banker                                SNL Securities
One State Street Plaza                         Post Office Box 2124
New York, New York  10004                      Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                        Investors Business Daily
Dow Jones & Company                            12655 Beatrice Street
Barrons Statistical Information                Post Office Box 661750
200 Burnett Road                               Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
229 West 43rd Street
New York, NY  10036


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                                Local Media List

                                (To be provided)


Newspaper



Radio





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D.       Press Release Examples
         PRESS RELEASE                       FOR IMMEDIATE RELEASE
                                             For More Information Contact:
                                             Vida H. Lampkin
                                             (501) 836-6841


                            HEARTLAND COMMUNITY BANK

                        CONVERSION TO STOCK FORM APPROVED

         Camden, Arkansas (__________ __, 1997) - Vida H. Lampkin, President of Heartland Community Bank ("Heartland Community Bank" or the "Bank"), Camden, Arkansas, announced that Heartland Community Bank has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, Heartland Community Bank has formed a holding company, HCB Bancshares, Inc., to hold all of the outstanding capital stock of Heartland Community Bank.

         HCB Bancshares, Inc. is offering up to 2,300,000 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of the Bank and its subsidiary, the former Heritage Bank, FSB (the ASubsidiary@) will have an opportunity to subscribe for stock through a Subscription Offering that closes on ___________, 1997. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Community Offering, with first preference given to natural persons and trusts of natural persons residing in Ouachita, Calhoun, Drew, Dallas, Cleveland, Grant and Pulaski Counties, Arkansas. The Subscription Offering and Community Offering, if conducted, will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on or about __________ __, 1997.

         As a result of the Conversion, Heartland Community Bank will be structured in the stock

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form as are all commercial banks and an increasing number of savings institutions and will be a wholly-owned subsidiary of HCB Bancshares, Inc. According to Ms. Lampkin, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

         Customers with questions concerning the stock offering should call Heartland Community Bank's Stock Information Center at (501) ________, or visit one of Heartland Community Bank's offices.







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PRESS RELEASE                              FOR IMMEDIATE RELEASE
                                           For More Information Contact:
                                           Vida H. Lampkin or
                                           Cameron McKeel
                                           (501) 836-6841


            HEARTLAND COMMUNITY BANK COMPLETES INITIAL STOCK OFFERING


         Camden, Arkansas - (____________, 1997) Vida H. Lampkin, President of Heartland Community Bank ("Heartland Community Bank" or the "Bank"), announced today that HCB Bancshares, Inc., the proposed holding company for Heartland Community Bank, has completed its initial stock offering in connection with the Bank's conversion from mutual to stock form. A total of ____________ shares were sold at the price of $10.00 per share.

         On ____________, 1997, Heartland Community Bank's Plan of Conversion was approved by the Bank's voting members at a special meeting of members.

         Ms. Lampkin said that the officers and boards of directors of HCB Bancshares, Inc. and Heartland Community Bank wished to express their thanks for the response to the stock offering and that Heartland Community Bank looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock is anticipated to commence trading on ____________, 1997 on the Nasdaq National Market System under the symbol "____". Trident Securities, Inc. of Raleigh, North Carolina managed the stock offering.


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                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify Heartland Community Bank's customers and members of the local community that the conversion offering is underway.

         The intended use of advertisement "B" is to remind Heartland Community Bank's customers of the closing date of the Subscription Offering.

B.       Media Schedule

         1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.

         2. Advertisement B - To be run during the last week of the subscription offering.


         Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

         Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

         These ads will run in the local newspapers.

         The ad size will be as shown or smaller.


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--------------------------------------------------------------------------------

  This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor has such commission, office or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.




New Issue                                                    __________ __, 1997





                                2,300,000 Shares




                     These shares are being offered pursuant
                         to a Plan of Conversion whereby


                            Heartland Community Bank





                             Camden, Arkansas, will
                 convert from a federal mutual savings bank to a
                       federal capital stock savings bank
                     and become a wholly owned subsidiary of


                              HCB Bancshares, Inc.




                                  Common Stock



                                 ---------------


                             Price $10.00 Per Share


                                 ---------------


                            Trident Securities, Inc.




                       For a copy of the prospectus call
                                (501) ________.


Copies of the prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

            The stock will not be insured by the FDIC or any other
                              government agency.


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Advertisement (B)




                            HEARTLAND COMMUNITY BANK


                     __________ __, 1997 IS THE DEADLINE TO

                       ORDER STOCK OF HCB BANCSHARES, INC.


                      Customers of Heartland Community Bank
                              have the opportunity
                      to invest in Heartland Community Bank
                                 by subscribing
                for common stock in its proposed holding company

                              HCB BANCSHARES, INC.


                  A Prospectus relating to these securities is
                    available at our office or by calling our
                   Stock Information Center at (501) ________.

               This announcement is neither an offer to sell nor a
                  solicitation of an offer to buy the stock of
               HCB Bancshares, Inc. The offer is made only by the
                 Prospectus. The shares of common stock are not
              deposits or savings accounts and will not be insured
                  by the Federal Deposit Insurance Corporation
                         or any other government agency.

Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.


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                        III. Question and Answer Brochure

A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the purchase commitments of the Bank's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.       Method of Distribution

         There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of the Bank.

         2. Question and Answer brochures are available in Heartland Community Bank's offices.

         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.


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                     PROPOSED OFFICER AND DIRECTOR PURCHASES


                                    Shares of
Name                               Common Stock                        Amount($)
----                               ------------                        ---------

                                (to be completed)



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                              QUESTIONS AND ANSWERS
                                    REGARDING
                             THE PLAN OF CONVERSION

On ____________, ____, the Board of Directors of Heartland Community Bank ("Heartland Community Bank" or the "Bank") unanimously adopted the Plan of Conversion, pursuant to which Heartland Community Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In addition, all of Heartland Community Bank's outstanding capital stock will be issued to the holding company, HCB Bancshares, Inc. (the "Holding Company"), which was organized by Heartland Community Bank to own Heartland Community Bank as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Heartland Community Bank will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Heartland Community Bank's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Heartland Community Bank.

For complete information regarding the Conversion, see the Prospectus and the Proxy Statement dated __________ __, 1997. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
(501) ________.


THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY HCB BANCSHARES, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF HCB BANCSHARES, INC. COMMON STOCK BEING OFFERED IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


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                              QUESTIONS AND ANSWERS

                              HCB BANCSHARES, INC.
                        (THE PROPOSED HOLDING COMPANY FOR
                            HEARTLAND COMMUNITY BANK)

Questions and Answers Regarding the Subscription and Community Offerings

                           MUTUAL TO STOCK CONVERSION

1.       Q.       WHAT IS A "CONVERSION"?
         A.       Conversion is a change in the legal form of organization.
                  Heartland Community Bank currently operates as a federally-chartered mutual savings bank with no stockholders.
                  Through the Conversion, Heartland Community Bank will become a federally-chartered stock savings bank, and the stock of its holding company, HCB Bancshares, Inc. will be held primarily by stockholders who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.

2.       Q.       WHY IS HEARTLAND COMMUNITY BANK CONVERTING?
         A.       Heartland Community Bank, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock.
                  By converting to the stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base from which the Bank may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

                  The Board of Directors and management of Heartland Community Bank believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 800 mutual thrifts today.

                  Heartland Community Bank believes that converting to the stock form of organization will allow Heartland Community Bank to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Heartland Community Bank believes that by combining its existing quality service and products with a local ownership base the Bank's customers and community members who become stockholders will be inclined to do more business with Heartland Community Bank.

                  Furthermore, because Heartland Community Bank competes with local and regional banks not only for customers, but also for employees, Heartland Community Bank

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                  believes that the stock form of organization will better
                  afford Heartland Community Bank the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.       Q.       IS HEARTLAND COMMUNITY BANK'S MUTUAL TO STOCK CONVERSION
                  BENEFICIAL TO THE COMMUNITIES THAT THE BANK SERVES?
         A.       Management believes that the structure of the Subscription and
                  Community Offerings is in the best interest of the various communities that Heartland Community Bank serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of the Bank's Local Community
                  (Ouachita, Calhoun, Drew, Dallas, Cleveland, Grant and Pulaski
                  Counties, Arkansas).

4.       Q.       WHAT EFFECT WILL THE CONVERSION HAVE ON DEPOSIT ACCOUNTS
                  AND LOANS?
         A.       Terms and balances of accounts in Heartland Community Bank and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Heartland
                  Community Bank.

5.       Q.       WILL THE CONVERSION CAUSE ANY CHANGES IN HEARTLAND COMMUNITY
                  BANK'S PERSONNEL?
         A.       No. Both before and after the Conversion, Heartland Community
                  Bank's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.       Q.       WHAT APPROVALS MUST BE RECEIVED BEFORE THE CONVERSION BECOMES
                  EFFECTIVE?
         A.       First, the Board of Directors of Heartland Community Bank must adopt the Plan of Conversion, which occurred on __________, ____. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Heartland Community Bank's voting members. A Special
                  Meeting of voting members will be held on __________ __, 1997, to consider and vote upon the Plan of Conversion.



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                              THE HOLDING COMPANY

7.       Q.       WHAT IS A HOLDING COMPANY?
         A.       A holding company is a company that owns another entity.
                  Concurrent with the Conversion, Heartland Community Bank will become a subsidiary of HCB Bancshares, Inc., a company organized by Heartland Community Bank to acquire all of the capital stock of Heartland Community Bank to be outstanding after the Conversion.

8.       Q.       IF I DECIDE TO BUY STOCK IN THIS OFFERING,  WILL I OWN STOCK
                  IN THE HOLDING COMPANY OR HEARTLAND COMMUNITY BANK?
         A.       You will own stock in HCB Bancshares, Inc. However, HCB
                  Bancshares, Inc., as a holding company, will own all of the outstanding capital stock of Heartland Community Bank.

9.       Q.       WHY DID THE BOARD OF DIRECTORS FORM THE HOLDING COMPANY?
         A.       The Board of Directors believes that the Conversion of
                  Heartland Community Bank and the formation of the Holding
                  Company will result in a stronger financial institution with the ability to provide additional flexibility to diversify the Bank's business activities through existing or newly-formed subsidiaries, although there are no current arrangements or understandings with respect to such diversification. The
                  Holding Company will also be able to use stock-based incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.

                          ABOUT BECOMING A STOCKHOLDER

10.      Q.       WHAT ARE THE SUBSCRIPTION AND COMMUNITY  OFFERINGS?
         A.       Under the Plan of Conversion adopted by Heartland Community
                  Bank, the Holding Company is offering shares of stock in the Subscription Offering to certain current and former customers of the Bank, the Bank=s Subsidiary and to the Bank's Employee
                  Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons who are residents of the Bank's Local
                  Community. These Offerings are consistent with the board's objective of HCB Bancshares, Inc. being a locally owned financial institution. The Subscription Offering and Community
                  Offering, if conducted, are being managed by Trident
                  Securities, Inc. It is anticipated that any shares not subscribed for in either the Subscription or Community
                  Offerings may be offered for sale in a Syndicated Community
                  Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

11.      Q.       MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
                  SUBSCRIPTION, COMMUNITY OR SYNDICATED COMMUNITY OFFERINGS?
         A.       No. You will not pay a commission to buy the stock if the
                  stock is purchased in the Subscription, Community or Syndicated Community Offerings.

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12.      Q.       HOW MANY SHARES OF HCB BANCSHARES, INC. STOCK WILL BE ISSUED
                  IN THE CONVERSION?
         A. It is currently expected that between 1,700,000 shares and 2,300,000 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 2,645,000.

13.      Q.       HOW WAS THE PRICE DETERMINED?
         A.       The aggregate price of the common stock was determined by
                  Ferguson & Company, LLC, an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The price is based on the pro forma market value of Heartland Community Bank and the Holding
                  Company as determined by the independent evaluation.

14.      Q.       WHO IS ENTITLED TO BUY STOCK IN THE CONVERSION?
         A.       The shares of HCB Bancshares, Inc. to be issued in the
                  Conversion are being offered in the Subscription Offering in the following order of priority to: (i) depositors with $50.00 or more on deposit at the Bank as of December 31, 1993
                  ("Eligible Account Holders"), (ii) the Bank's ESOP, (iii) depositors with $50.00 or more on deposit at the Bank as of December 31, 1996 ("Supplemental Eligible Account Holders"),
                  (iv) depositors of the Bank as of _______, 1997 ("Voting
                  Record Date") and borrowers of the Bank whose loans were outstanding as of April 15, 1995, and continue to be outstanding as of the Voting Record Date ("Other Members") and
                  (v) depositors with $50.00 or more on deposit at the Bank=s
                  Subsidiary as of December 31, 1996 (ASubsidiary Members@), subject to the priorities and purchase limitations set forth in the Plan of Conversion. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering may be offered subsequently in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Ouachita, Calhoun, Drew, Dallas, Cleveland, Grant and Pulaski Counties, Arkansas (the Bank's
                  "Local Community"). Shares, if any, not subscribed for in the Subscription or Community Offerings may be offered to the general public in a Syndicated Community Offering.

15.      Q.       ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
         A.       No. Subscription rights granted to Heartland Community Bank's
                  Eligible Account Holders, Supplemental Eligible Account
                  Holders, Other Members and Subsidiary Members in the
                  Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber qualifying as an Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or
                  Subsidiary Member to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.


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16.      Q.       WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN
                  PURCHASE IN THE CONVERSION?
         A. The minimum number of shares is 25. The maximum number of shares that may be purchased in the Conversion by any person or entity currently is 15,000. The maximum number of shares that may be purchased in the Conversion by any person or entity other than the ESOP, together with any associate or persons or entities acting in concert with such person, currently is 20,000 shares.

17.      Q.       ARE THE BOARD OF DIRECTORS AND MANAGEMENT OF HEARTLAND
                  COMMUNITY BANK BUYING A SIGNIFICANT AMOUNT OF THE STOCK OF
                  THE HOLDING COMPANY?
         A.       Directors and executive officers of the Bank are expected to subscribe for _______ shares. The purchase price paid by directors and executive officers will be the same $10.00 per share price as that paid by all other persons who order stock in the Subscription or Community Offerings.

18.      Q.       HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
         A.       To subscribe for shares of stock in the Subscription Offering, you should send or deliver a stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Heartland
                  Community Bank in the postage-paid envelope provided, so that the stock order form and payment or withdrawal authorization instructions are received prior to the close of the Subscription Offering, which will terminate at _____ p.m., Central Time, on __________ __, 1997, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with Heartland Community Bank may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares of HCB Bancshares, Inc. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

                  If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which will begin as soon as practicable after the end of the Subscription Offering, but may begin at any time during the Subscription Offering. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins because it may terminate at any time after it begins. Members of the general public should contact the Stock Information Center at (501) ________ for additional information.

19.      Q.       MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO PURCHASE STOCK?
         A.       Yes. If you are interested in using funds held in your
                  retirement account at Heartland Community Bank, the Stock
                  Information Center can assist you in transferring those funds to a self-directed IRA, if necessary, and directing the trustee to purchase the stock. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved, IRA transfers should be completed by _________. For additional information, call the Stock Information

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                  Center at (501) __________.

20.      Q.       WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK
                  PURCHASE?
         A.       Yes. Heartland Community Bank will pay interest at its
                  passbook rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Heartland Community Bank will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.      Q.       MAY I OBTAIN A LOAN FROM HEARTLAND COMMUNITY BANK TO PAY FOR
                  SHARES PURCHASED IN THE CONVERSION?
         A.       No. Federal regulations prohibit Heartland Community Bank from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing stock in the Conversion.

22.      Q.       IF I BUY STOCK IN THE CONVERSION, HOW WOULD I GO ABOUT BUYING
                  ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?
         A.       HCB Bancshares, Inc. has received approval to have the Common
                  Stock quoted on the Nasdaq National Market System under the symbol "____." Therefore, once the stock has commenced trading, interested investors may contact any broker to buy or sell shares.

23.      Q.       WHAT IS THE HOLDING COMPANY'S DIVIDEND POLICY?
         A.       The Board of Directors of the Holding Company intends to adopt a policy of paying regular quarterly cash dividends at an annual rate of $__ per share (__%) in the second full quarter following consummation of the Conversion. Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the operating results and financial condition of the Holding Company, net worth and capital requirements and regulatory restrictions on the payment of dividends by the Bank to the Holding Company upon which dividends paid by the Holding Company eventually will be primarily dependent. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

24.      Q.       WILL THE FDIC INSURE THE SHARES OF THE HOLDING COMPANY?
         A.       No. The shares of HCB Bancshares, Inc. are not savings
                  deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.      Q.       IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE
                  ABLE TO GET A REFUND OR MODIFY MY ORDER?
         A.       No. Your order cannot be canceled, withdrawn or modified once it has been received by Heartland Community Bank without the consent of Heartland Community Bank.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

26.      Q.       AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE
                  HELD TO  CONSIDER THE PLAN OF CONVERSION?
         A.       You are eligible to vote at the Special Meeting of Members to be held on __________ __, 1997 if you were a) a depositor of Heartland Community Bank at the close of business on the Voting Record Date (_______, 1997) and continue as such until the Special Meeting; or b) a borrower of the Bank whose loan was outstanding on April 15, 1995 and continues to be outstanding on the Voting Record Date. If you were a member on the Voting Record Date, you should have received a proxy statement and a proxy card with which to vote.

27.      Q.       HOW MANY VOTES DO I HAVE?
         A.       Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s). Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

28.      Q.       IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED,
                  WILL I BE PROHIBITED FROM BUYING STOCK DURING THE
                  SUBSCRIPTION OFFERING?
         A.       No. Voting against the Plan of Conversion in no way restricts you from purchasing HCB Bancshares, Inc. stock in the Subscription Offering.

29.      Q.       DID THE BOARD OF DIRECTORS OF HEARTLAND COMMUNITY BANK
                  UNANIMOUSLY ADOPT THE CONVERSION?
         A.       Yes. Heartland Community Bank's Board of Directors unanimously adopted the Plan of Conversion and urges that all members vote
                  "FOR" approval of such Plan.

30.      Q.       WHAT HAPPENS IF HEARTLAND COMMUNITY BANK DOES NOT GET ENOUGH
                  VOTES TO APPROVE THE PLAN OF CONVERSION?
         A.       The Conversion would not take place, and Heartland Community
                  Bank would remain a mutual savings institution.

31.      Q.       AS A QUALIFYING DEPOSITOR OR BORROWER OF HEARTLAND COMMUNITY
                  BANK, AM I REQUIRED TO VOTE?
         A.       No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.      Q.       WHAT IS A PROXY CARD?
         A.       A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

                  You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.      Q.       HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK
                  OFFERING?
         A.       You may call the Stock Information Center at (501) ________
                  for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

         THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY HCB BANCSHARES, INC. COMMON STOCK. SUCH OFFERS AND SOLICITATIONS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (501)
______________.

         THE SHARES OF HCB BANCSHARES, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                 IV. IRA Mailing



A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of the Bank. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.       Example - See following page.

                     [HEARTLAND COMMUNITY BANK LETTERHEAD]



                               __________ __, 1997

Dear Individual Retirement Account Participant:

         As you know, Heartland Community Bank is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and has formed HCB Bancshares, Inc. to hold all of the stock of Heartland Community Bank (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Heartland Community Bank and its subsidiary have the opportunity to purchase shares of common stock of HCB Bancshares, Inc. in a Subscription Offering. HCB Bancshares, Inc. currently is offering up to 2,300,000 shares, subject to adjustment, of HCB Bancshares, Inc. at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at Heartland Community Bank, you have an opportunity to become a shareholder in HCB Bancshares, Inc. using funds being held in your IRA. If you desire to purchase shares of common stock of HCB Bancshares, Inc. through your IRA, Trident Securities, Inc. and Heartland Community Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

         If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Center at (501) __________. Because it may take several days to process the necessary IRA forms, a response is requested by _______, 1997 to accommodate your interest.

                                       Sincerely,



                                       Vida H. Lampkin
                                       President

This letter is neither an offer to sell nor a solicitation of an offer to buy HCB Bancshares, Inc. common stock. The offer is made only by the Prospectus, which was recently mailed to you. THE SHARES OF HCB BANCSHARES, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                              V. Individual Letters




A.       Explanation

         In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Bank submit a list of acquaintances that he or she would like to invite to a community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

         Each Director submits his list of prospects.

         Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.


C.       Examples enclosed

* Sent to prospects who are customers*


                             _______________, 1997


&salutation& &firstname& &lastname&
&address&
&city&, &state& &zip&

Dear &prefername&:

        Recently you may have read in the newspaper that Heartland Community
Bank of       will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. This is the most significant event in the history of the Savings Bank in that it allows customers, employees and directors the opportunity to share in Heartland Community Bank's future by becoming charter stockholders of the Savings Bank's holding company, HCB Bancshares, Inc.

        As a customer of Heartland Community Bank, you should have received a packet of information regarding the conversion, including a Prospectus and a Summary Proxy Statement. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

        This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. THE SHARES OF HCB BANCSHARES, INC. COMMON STOCK OFFERED IN THE CONVERSION ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

        Please feel free to call me or the Heartland Community Bank's Stock Information Center at (501) _________ if you have any questions. I look forward to seeing you at one of our informational presentations.


                                                Sincerely,



                                                Vida H. Lampkin
                                                President

*Sent to prospects who are not customers*


                             ________________, 1997

&salutation& &firstname& &lastname&
&address&
&city&, &state& *zip&

Dear &prefername&

        Recently you may have read in the newspaper that Heartland Community Bank will be converting from a federally chartered mutual savings bank to federally chartered stock savings bank. This is the most significant event in the history of the Bank in that it allows customers, employees and directors the opportunity to share in Heartland Community Bank's future by becoming charter stockholders of the Bank's holding company, HCB Bancshares, Inc.

        ___________ has asked that you be sent a Prospectus and stock order form which will allow you to become a charter stockholder, should you desire. In addition, we are holding several presentations for friends of the officers and directors of Heartland Community Bank to discuss the stock offering in more detail. You will receive an invitation in the near future.

        Please feel free to call me or the Heartland Community Bank's Stock Information Center at (501) _____________ if you have any questions. I look forward to seeing you at one of our informational presentations.


                                     Sincerely,


                                     Vida H. Lampkin
                                     President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Sent to those attending a community meeting*


                                 _______, 1997

&salutation& &firstname& &lastname&
&address&
&city&, &state& &zip&

Dear &prefername&:

        Thank you for attending our informational presentation relating to Heartland Community Bank's conversion to a stock company. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

        Obviously, we are excited about this stock offering and the opportunity to share in the future of Heartland Community Bank. This conversion is the most important event in our history and it gives the Savings Bank the strength to compete in the future and will provide the Savings Bank additional corporate flexibility.

        We will contact you in the near future to get an indication of your interest in our offering. If you make a decision to invest, please return your order form no later than ________, 1997. If you have any questions, please call the Stock Information Center at (501) ________.

                                Sincerely,


                                Vida H. Lampkin
                                President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Sent to those not attending a community meeting*


                                 _______, 1997

&salutation& &firstname& &lastname&
&address&
&city&, &state& &zip&

Dear &prefername&:

        I am sorry you were unable to attend our recent presentation regarding Heartland Community Bank's mutual to stock conversion. The Board of Directors and management team of Heartland Community Bank are committed to contributing to long term shareholder value and as a group we are personally investing approximately $_______ of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of Heartland Community Bank.

        We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and __________, I encourage you to either stop by our Stock Information Center or call (501) _______.

        I hope you will join me as a charter stockholder in Heartland Community Bank.

                                Sincerely,


                                Vida H. Lampkin
                                President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Final Reminder Letter*


                                 _______, 1997

&salutation&firstname&lastname&
&address&
&city&, &state& &zip&

Dear &prefername&:

        I am writing to remind you that the deadline for purchasing stock in HCB Bancshares, Inc. is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Arkansas's newest publicly owned financial institutions.

        The deadline for becoming a charter stockholder is _________, 1997. If you have any questions, please call our Stock Information Center at
(501) _______.

        Once again, I look forward to having you join me as a charter stockholder in HCB Bancshares, Inc.

                                Sincerely,


                                Vida H. Lampkin
                                President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                       VI. Counter Cards and Lobby Posters

A.       Explanation

         Counter cards and lobby posters serve two purposes: (1) As a notice to Heartland Community Bank's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

         Approximately 1 - 2 Lobby posters will be used at each office of Heartland Community Bank

C.       Example

D.       Size

         The counter card will be approximately 8 1/2" x 11".

         The lobby poster will be approximately 16" x 20".

C.                                     POSTER
                                         OR
                                       COUNTER CARD




                           "TAKE STOCK IN OUR FUTURE"

                            "STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"

                            HEARTLAND COMMUNITY BANK

                               VII. Proxy Reminder


A.       Explanation

         A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the conversion agent.

B.       Example

C.       Size

         Proxy reminder is approximately 8 1/2" x 11".

B.       Example

                          P R O X Y   R E M I N D E R


                            HEARTLAND COMMUNITY BANK




YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO HEARTLAND COMMUNITY BANK TODAY. PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.


                                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                    HEARTLAND COMMUNITY BANK

       -----------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
              PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                   FOR FURTHER INFORMATION CALL (501) _______.

                     VIII. Cover Letters for Initial Mailing



A.       Explanation

         These cover letters are used as an introduction for the Offering and Proxy materials mailed to potential investors.


B.       Examples

                     (Heartland Community Bank Letterhead)

                                _________, 1997

Dear Valued Customer:

        Heartland Community Bank is pleased to announce that we have received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Heartland Community Bank in that it allows customers, community members, directors and employees an opportunity to own stock in HCB Bancshares, Inc., the proposed holding company for the Savings Bank.

        For over __ years, the Savings Bank has successfully operated as a mutual company. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at the Savings Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

        As one of our valued members, you have the opportunity to invest in the Savings Bank's future by purchasing stock in HCB Bancshares, Inc. during the Subscription Offering, without paying a sales commission.

        If you decide to exercise your subscription rights to purchase shares you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by the Savings Bank not later than ___ p.m. Central Time on ________, 1997.

        Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" the Savings Bank's Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

        We have also enclosed a Prospectus and Proxy Statement which fully describes the Savings Bank, its management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (501) ______.

        We look forward to continuing to provide quality financial services to you in the future.

                                Sincerely,

                                Vida H. Lampkin
                                President

Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.
THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                     (Heartland Community Bank Letterhead)

                               ___________, 1997

Dear Interested Investor:

        Heartland Community Bank is pleased to announce that we have received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of the Savings Bank in that it allows customers, community members, directors and employees an opportunity to own stock HCB Bancshares, Inc., the proposed holding company for the Savings Bank.

        For over ____ years, the Savings Bank has successfully operated as a mutual company. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Savings Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank.

        Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

        Enclosed is a Prospectus and Proxy Statement which fully describes the Savings Bank, its management, board and financial strength. Please review it carefully before you make an investment decision. If you decide to invest, please return to the Savings Bank a properly completed stock order form together with full payment for shares at your earliest convenience but not later than ____ p.m. Central Time on _______, 1997. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (501) _______.

        We look forward to continuing to provide quality financial services to you in the future.

                                Sincerely,


                                Vida H. Lampkin
                                President

Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                     (Heartland Community Bank Letterhead)

                               ___________, 1997

Dear Friend:

        Heartland Community Bank is pleased to announce that we have received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Heartland Community Bank in that it allows customers, community members, directors and employees an opportunity to own stock in HCB Bancshares, Inc., the proposed holding company for the Savings Bank.

        For over ____ years, the Savings Bank has successfully operated as a mutual company. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Savings Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank.

        Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

        Our records indicate that you were a depositor of the Savings Bank on _______ but that you were not a member on _______, 1997. Therefore, under applicable law, you are entitled to subscribe for Common Stock in HCB Bancshares, Inc.'s Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on ______, 1997 and upon receipt of all required regulatory approvals.

        If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received at the Savings Bank not later than _____ p.m. Central Time on _________, 1997.

        Enclosed is a Prospectus and Proxy Statement which fully describes the Savings Bank, its management, board and financial strength. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information center collect at (501) _______.

        We look forward to continuing to provide quality financial services to you in the future.

                                Sincerely,


                                Vida H. Lampkin
                                President

Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of HCB Bancshares, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.